Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Alithya Group inc. of our report for Edgewater Technology, Inc. dated March 16, 2018 relating to the consolidated financial statements of Edgewater Technology, Inc., which appears in Edgewater Technology, Inc.’s annual report on Form 10-K for the year ended December 31, 2017.

/s/ BDO USA, LLP

Boston, Massachusetts

November 20, 2018